Exhibit 18
April 29, 2020
Valmont Industries, Inc.
One Valmont Plaza
Omaha, NE 68154

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 28, 2020, of the facts relating to the change in accounting principle for inventory from the last in, first out (“LIFO”) cost method to the first in, first out (“FIFO”) cost method for certain inventories that were previously accounted for under the LIFO cost method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Valmont Industries, Inc. (“Valmont”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Valmont and its subsidiaries as of any date or for any period subsequent to December 28, 2019. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Valmont, or on the financial position, results of operations, or cash flows of Valmont and its subsidiaries as of any date or for any period subsequent to December 28, 2019.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska